EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 2-88940) pertaining to Goodrich Corporation Employees’ Savings Plan of our report dated June 20, 2003, with respect to the financial statements of Goodrich Corporation Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 30, 2002.

/S/ ERNST & YOUNG LLP

Charlotte, North Carolina
June 24, 2003